As filed with the Securities and Exchange Commission on March 23, 2009

Registration No. 333-133602

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE RYLAND GROUP, INC.

(Exact name of registrant as specified in its charter)

Maryland	52-0849948
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

24025 Park Sorrento
Suite 400
Calabasas, California	91302
(Address of principal executive offices)	(Zip Code)

THE RYLAND GROUP, INC. 2006 NON-EMPLOYEE DIRECTOR STOCK PLAN

(Full title of plan)

(Name, address and telephone

number of agent for service)

Timothy J. Geckle

Senior Vice President, General Counsel and

Secretary

The Ryland Group, Inc.

24025 Park Sorrento, Suite 400

Calabasas, California 91302

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  (Check one:)

Large accelerated filer	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (4)
		(3)	(3)
Common Stock, $1.00 par value (1)(2)	150,000	$ 65.64	$9,846,000	$ 1,053.52

(1)          Includes preferred share purchase rights attached to each share of common stock.

(2)         In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of common stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.

(3)          Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h).  The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low sale prices of The Ryland Group, Inc.’s common stock reported on the New York Stock Exchange on April 25, 2006 (i.e., $ 65.64).

(4)          The Ryland Group, Inc. previously paid the registration fee for these shares pursuant to the Registration Statement on Form S-8 (File No. 333-133602) filed with the Securities and Exchange Commission on April 27, 2006.

EXPLANATORY NOTE

A total of 150,000 common shares of The Ryland Group, Inc., a Maryland corporation (the “Registrant”), were registered by the Registrant’s registration statement on Form S-8, File No. 333-133602 (the “Registration Statement”), to be issued in connection with The Ryland Group, Inc. 2006 Non-Employee Director Stock Plan (the “Plan”).  The Registrant entered into a Shareholder Rights Plan between the Registrant and American Stock Transfer & Trust Company, LLC, as rights agent, on December 18, 2008 (the “Rights Plan”).  This Post-Effective Amendment No. 1 to the Registration Statement (this “Amendment”) is filed to clarify that, in addition to registering the common shares, it also covers the rights (the “Rights”) attached to each common share pursuant to the Rights Plan.  Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates representing the common shares, and may be transferred only together with the common shares.  No additional common shares are being registered pursuant to this Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Not required to be included in this Registration Statement pursuant to introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

(b)	All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2008; and

(c)

Description of common stock and the preferred share purchase rights of the Registrant contained or incorporated in the registration statements filed by the Registrant under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Timothy J. Geckle, Senior Vice President, General Counsel and Secretary of the Registrant, provides the opinion regarding the legal validity of the shares of common stock being registered for issuance under the 2006 Non-Employee Director Stock Plan.  As of the date of this filing, Mr. Geckle owns approximately 63,666 shares of Registrant’s common stock, has 45,667 unvested restricted stock units, and had the right to purchase up to 126,667 shares of Registrant’s common stock pursuant to outstanding stock options awarded under The Ryland Group, Inc. 2008 Equity Incentive Plan and its predecessor plans.

Item 6. Indemnification of Directors and Officers.

As permitted by the Maryland General Corporation Law (“MGCL”), Article Eighth, Paragraph (8) of Registrant’s Articles of Restatement (the “Charter”) provides for indemnification of directors and officers of the Registrant, as follows:

(8)  The Corporation shall indemnify its directors and officers, in all capacities in which such directors and officers serve the Corporation, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law.  The Corporation shall indemnify other employees and agents, in all capacities in which such employees and agents serve the Corporation, to such extent as shall be authorized by the Board of Directors or the By-laws and be permitted by law.  The foregoing shall not limit in any manner the authority of the Corporation to indemnify directors, officers, employees or agents of the Corporation to the extent authorized by the Board of Directors or the stockholders and permitted by law.  The Board of Directors may take such action as is necessary to carry out these provisions and is expressly empowered to adopt, approve and amend from time to time such By-laws, resolutions or contracts implementing these provisions or such further indemnification arrangements as may be permitted by law.  No amendment or repeal of this Article EIGHTH, paragraph 8 of the Corporation’s Charter shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

The MGCL permits a corporation to indemnify its directors and officers (which include any person who is, or was, serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan), among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceedings to which they may be a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceedings and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceedings, the director or officer had reasonable cause to believe that the action or omission was unlawful.

As permitted by the MGCL, Article Ninth of the Charter provides for limitation of liability of directors and officers of Ryland, as follows:

To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages.  No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (i) the person actually received an improper benefit or profit in money, property or services or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

As permitted under Section 2-418(k) of the MGCL, Ryland has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such, whether or not Ryland would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

A list of exhibits is set forth on the Exhibit Index which immediately precedes the exhibits and which is incorporated by reference herein.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, on the 23rd day of March, 2009.

THE RYLAND GROUP, INC.

By:	/s/ Timothy J. Geckle
Timothy J. Geckle
Senior Vice President, General Counsel and
Secretary

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ R. Chad Dreier	R. Chad Dreier	March 23, 2009
R. Chad Dreier	Chairman of the Board and
Chief Executive Officer
(Principal Executive Officer)

/s/ Gordon A. Milne	Gordon A. Milne	March 23, 2009
Executive Vice President and
Gordon A. Milne	Chief Financial Officer
(Principal Financial Officer)

/s/ David L. Fristoe	David L. Fristoe	March 23, 2009
David L. Fristoe	Senior Vice President, Controller and
Chief Accounting Officer
(Principal Accounting Officer)

A majority of the Board of Directors:

Leslie M. Frécon, Roland A. Hernandez, William L. Jews, Ned Mansour, Robert E. Mellor, Norman J. Metcalfe, and Charlotte St. Martin

/s/ Timothy J. Geckle	As Attorney-in-Fact	March 23, 2009
Timothy J. Geckle

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
4.1	The Ryland Group, Inc. Articles of Restatement (incorporated by reference from Form 10-Q for the quarter ended March 31, 2005)

4.2	Articles Supplementary of The Ryland Group, Inc. (incorporated by reference from Form S-3 (333-157170) filed on February 6, 2009)

4.3	By-laws of The Ryland Group, Inc., as amended (incorporated by reference from Form 10-K for the year ended December 31, 1996)

4.4	Rights Agreement dated as of December 18, 2008, between The Ryland Group, Inc. and American Stock Transfer & Trust Company, LLC (incorporated by reference from Form 8-A filed on December 29, 2008)

4.5	The Ryland Group, Inc. 2006 Non-Employee Director Stock Plan (incorporated by reference from the definitive proxy statement filed March 13, 2006)

5.1**	Opinion of Timothy J. Geckle, counsel for the Registrant, regarding the legal validity of the shares of common stock being registered for issuance under the Plan

23.1**	Consent of Counsel (contained in Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24.1**	Power of Attorney

------------

* Filed herewith.

** Previously filed.